EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Len Goldstein (713) 881-2842

COMPANY ANNOUNCES EXTENSION OF TIME TO FILE ANSWER IN

BANKRUPTCY CASES TO JULY 8, 2003

RANCH CAPITAL HAS PURCHASED 100% OF SENIOR NOTES

HOUSTON - June 26, 2003 - Seitel, Inc. (OTC BB: SEIE; TORONTO: OSL) (the "Company") today announced it has reached an agreement allowing it to extend until July 8, 2003 the time by which the Company must respond to the involuntary bankruptcy petitions originally filed against it by certain former holders of its senior unsecured notes.

Since the date that the involuntary bankruptcy petitions were filed on June 6, 2003, Ranch Capital L.L.C., a California based private equity firm ("Ranch Capital"), has purchased all of the senior notes originally held by the parties who filed the involuntary petitions. As a result of these transactions and other similar transactions both before and after the filing of the involuntary petitions, Ranch Capital has purchased all $255 million of the Company's senior unsecured notes.

The Company has scheduled meetings with Ranch Capital during the next week to continue discussions regarding the framework for a consensual restructuring of the Company's capital position, including the senior notes. Although the Company is optimistic regarding the ongoing discussions, there can be no assurance that an agreement will be reached.

[Disclaimer]

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.